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Exhibit 8.2

                                     [LETTERHEAD]




                              August
                              29th
                              1 9 9 7



                                                       Our File Number
Writer's Direct Dial Number                                   750,335-2
(213) 669-6467

 Santa Monica Bank
 1251 Fourth Street
 Santa Monica, CA  90401

          Re:  Proposed Merger of Santa Monica Bank with
               and Into Western Bank, a Wholly-Owned
               Subsidiary of Western Bancorp
               ------------------------------------------

Dear Sir or Madam:

          You have requested our opinion concerning the qualification, as a reorganization for purposes of the Internal Revenue Code of 1986 (the "Code"), of the proposed statutory merger (the "Merger") of Santa Monica Bank, a California banking corporation (the "Company") with and into Western Bank, a California banking corporation ("Western Bank"), a wholly-owned subsidiary of Western Bancorp, a California corporation ("Western").

          In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Agreement and Plan of Merger, dated as of July 30, 1997 (the "Agreement"), and with your consent have relied (without any independent investigation on our part) on the representations contained in the certificates of Western, Western Bank and the Company, each delivered in connection with this opinion.

          Pursuant to the Agreement, and for good and persuasive business reasons, the Company, at the effective time of the Merger, will be merged, in accordance with applicable state laws, with and into Western Bank, which will continue as the surviving corporation. As a result of the Merger, (i) the Company's




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Page 2 - Santa Monica Bank - August 29, 1997



separate corporate existence will cease, and the Company's assets and business will be held by Western Bank following the Merger; (ii) each share of capital stock of Western Bank issued prior to the effective time of the Merger will continue to be an issued share of capital stock of Western Bank; and (iii) each outstanding share of Company Common Stock will be converted, at the election of each holder as provided in the Agreement, into the right to receive either cash or a fraction of a share of Western Common Stock. No stock of Western Bank will be issued or used in the Merger. Following the Merger, Western Bank will continue the business operations of the Company.

          Based upon the aforementioned facts and representations, and our review and analysis of the current state of the law, it is our opinion that the Merger of the Company with and into Western Bank will be a reorganization within the meaning of Section 368 (a) of the Code, and that Western, Western Bank and the Company will each be a party to that reorganization.

          This opinion is based on current authorities and upon facts and assumptions as of the date of this opinion. It is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change prior to the effective time of the Merger of any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming which would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel's best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger.

          This opinion is furnished by us as counsel for Santa Monica Bank. We consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement, and to the references to us under the headings "Summary--Certain Tax Consequences", "The Merger--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                        Respectfully submitted,

                                        /s/ O'Melveny & Myers LLP